Exhibit 8.1

                Opinion of Elias, Matz, Tiernan & Herrick L.L.P.
                    regarding federal income tax consequences


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                                   Law Offices
                      ELIAS, MATZ, TIERNAN & HERRICK L.L.P.
                                   12th Floor
                              734 15th Street, N.W.
                             Washington, D.C. 20005
                                      -----
                            Telephone: (202) 347-0300
                            Facsimile: (202) 347-2172
                                  WWW.EMTH.COM

TIMOTHY B. MATZ                                            JEFFREY D. HAAS
STEPHEN M. EGE                                             KEVIN M. HOULIHAN
RAYMOND A. TIERNAN                                         KENNETH B. TABACH
W. MICHAEL HERRICK                                         PATRICIA J. WOHL
GERARD L. HAWKINS                                          FIORELIO J. VICENCIO*
NORMAN B. ANTIN                                            DAVID TEEPLES*
JOHN P. SOUKENIK*                                          CRISTIN ZEISLER
GERALD F. HEUPEL, JR.                                      ANDREW ROSENSTEIN
JEFFREY A. KOEPPEL                                         ERIC M. MARION*
DANIEL P. WEITZEL                                          DANIEL R. KLEINMAN*
PHILIP ROSS BEVAN                                          ____________
HUGH T. WILKINSON
                                  April 28,1999            OF COUNSEL

                                                           ALLIN P. BAXTER
                                                           JACK I. ELIAS
                                                           SHERYL JONES ALU

*NOT ADMITTED IN D.C.

Board of Directors
FPB Financial Corp.
300 West Morris Street
Hammond, Louisiana  70403

Gentlemen:

     You have requested our opinion regarding the material federal income tax consequences of the conversion of Florida Parishes Bank (the "Bank"), a federally chartered mutual savings bank, to stock form (the "Conversion"). In the Conversion, all of the Bank's to-be-issued capital stock will be acquired by FPB Financial Corp. (the "Company"), a newly organized Louisiana-chartered corporation. For the reasons set forth below, and based on your factual representations in a letter dated April 27, 1999 ("Representation Letter"), it is our opinion that the proposed Conversion will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the "Code"). Our opinion also addresses the other material income tax consequences which follow from this conclusion.

     This Opinion Letter, including the opinions contained herein, is governed by, and should be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the American Bar Association Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and herein, and this Opinion Letter should be read in conjunction with the Accord. Our opinions herein are limited to the Code and the regulations


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Board of Directors
April 28, 1999
Page 2


promulgated thereunder (the "Subject Laws"). We express no opinion as to other federal laws and regulations or as to laws and regulations of Louisiana or other jurisdictions or as to factual or legal matters other than as set forth herein.

     We have reviewed the Company's Registration Statement on Form SB-2 relating to the proposed issuance of up to 449,650 shares of common stock, par value $.01 per share ("Common Stock"), subject to adjustment by the Company in connection with the Conversion, the Prospectus contained therein, the Articles of Incorporation and the Bylaws of the Company, the existing mutual and proposed stock Charter of the Bank, the Plan of Conversion of the Bank, the Bank's Application for Conversion and such other corporate records and documents as we have deemed relevant and necessary for the purposes of this opinion. In our examination of documents, we have assumed, without independent verification, the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents to us as certified, conformed or reproduced copies, and the authenticity of such originals of such latter documents. As to matters of fact which are material to this opinion, we have relied upon the accuracy of the factual matters set forth in the Company's Registration Statement on Form SB-2, the Bank's Application for Conversion and the Representation Letter.

     The Bank is a federally chartered mutual savings bank which conducts business from its office in Hammond, Louisiana. At December 31, 1998, the Bank had total assets of approximately $41.1 million, deposits of approximately $34.1 million and equity of approximately $3.6 million. The Bank is regulated and supervised by the Office of Thrift Supervision (the "OTS"), and its deposits are insured by the Savings Association Insurance Fund ("SAIF"), administered by the Federal Deposit Insurance Corporation. The Bank converted to a federal mutual savings bank on February 23, 1999. Prior thereto, the Bank was a Louisiana-chartered savings and loan association known as "Florida Parishes Homestead Association." References herein to the Bank include the Association as its predecessor.

     As a mutual savings bank, the Bank has no capital stock. Each depositor has both a deposit account in the institution and a pro rata ownership interest in the net worth of the institution based on the balance in his or her deposit account. This ownership interest is tied directly to the depositors' deposit accounts, and the depositors ordinarily cannot realize the value of their ownership, except in the unlikely event that the Bank were to be liquidated. In such event, the depositors would share pro rata in any residual net worth after other claims, including those of the depositors for the amount of their deposits, are paid.

     The Company is a recently formed Louisiana corporation which will acquire all of the to-be-outstanding capital stock of the Bank upon consummation of the Conversion and, thereby, become a unitary savings and loan holding company. The Company will purchase all of the capital stock of the Bank with a portion of the net proceeds from the Conversion.


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Board of Directors
April 28, 1999
Page 3


     On December 8, 1998, the Board of Directors of the Bank adopted a Plan of Conversion. The purpose of the Conversion is to enable the Bank to issue and sell shares of its capital stock to the Company and thereby enhance the equity capital base of the Bank, which will support continuing deposit growth of the Bank, possible diversification or opening of branch offices, and further enhance the Bank's capabilities to serve the borrowing and other financial needs of the communities it serves. The use of the holding company format will provide greater organizational flexibility and possible diversification.

     The Company has filed a Registration Statement on Form SB-2 to register its Common Stock under the Securities Act of 1933 pursuant to which it will offer for sale shares of its Common Stock. The Common Stock will be offered for sale in a Subscription Offering pursuant to subscription rights which will not be transferable and will be issued without payment therefor. The recipients will not be entitled to receive cash or other property in lieu of such rights. It is anticipated that any shares of Common Stock remaining unsold after the Subscription Offering will be sold through a Community Offering. All shares of Common Stock will be sold at a uniform price based upon an independent valuation.

     The Conversion will be effected only upon completion of the sale of all shares of Common Stock of the Company to be issued pursuant to the Plan of Conversion. Management has informed us that the Company has no plan or intention to dispose of any shares of the capital stock of the Bank, to cause the Bank to be merged with any other corporation, or to liquidate the Bank.

     The Conversion will not affect the business of the Bank. Mortgage and other loans of the Bank will remain unchanged and retain their same characteristics after the Conversion. Management has informed us that there is no plan or intention for the Bank to sell or otherwise dispose of any of its assets following the Conversion, except for dispositions in the ordinary course of business.

     Each deposit account in the Bank at the time of the consummation of the Conversion shall become, without any action by the account holder, a deposit account in the converted Bank equivalent in withdrawable amount, and subject to the same terms and conditions (except as to voting and liquidation rights), as the deposit account in the Bank immediately prior to the Conversion. In addition, at the time of the Conversion, the Bank shall establish a liquidation account in an amount equal to the Bank's net worth as reflected in the final prospectus utilized in the Conversion. The liquidation account will be maintained for the benefit of all Eligible Account Holders and Supplemental Eligible Account Holders who maintain their deposit accounts in the Bank after the Conversion. Each such account holder will, with respect to each deposit account, have an inchoate interest in a portion of the liquidation account which is the account holder's subaccount balance. An account holder's subaccount balance in the liquidation account will be determined at the time of the Conversion and can never increase thereafter. It will, however, be decreased to reflect subsequent withdrawals that reduce, as of annual closing dates, the amount in


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Board of Directors
April 28, 1999
Page 4


each depositor's account below the amount in the account at the time of the Conversion. In the event of a complete liquidation of the Bank, each Eligible Account Holder and Supplemental Eligible Account Holder will be entitled to receive a liquidation distribution in the amount of the balance of his or her subaccount in the liquidation account before any distribution may be made with respect to the capital stock of the Bank.


                                LAW AND ANALYSIS
                                ----------------

     Section 368(a)(1)(F) of the Code provides that a mere change in the identity, form or place of organization of one corporation, however effected, is a reorganization. If a transaction qualifies as an "F"-type reorganization, it will generally be nontaxable to the corporation and its shareholders under related provisions of the Code.

     In Rev. Rul. 80-105, 1980-1 C.B. 78, the Internal Revenue Service considered the federal income tax consequences of the conversion of a federal mutual savings and loan association to a state stock savings and loan association. The ruling concluded that the conversion qualified as a mere change in identity, form of place or organization within the meaning of Section 368(a)(1)(F). The rationale for this conclusion is not clearly expressed in the ruling, but two factors are stressed. First, the changes at the corporate level other than the place of organization and form of organization were regarded as insubstantial. The converted association continued its business in the same manner; it had the same savings accounts and loans. The converted association continued its membership in the Federal Savings and Loan Insurance Corporation (replaced subsequently by the SAIF) and remained subject to the regulations of the Federal Home Loan Bank Board, which was replaced subsequently by the Office of Thrift Supervision. Second, the ruling states that the ownership rights of the depositors in the mutual company are "more nominal than real." Although the ruling does not explain the significance of this statement, subsequent administrative interpretations have indicated that the Internal Revenue Service believes these nominal rights are preserved in the liquidation account that is typically established for the depositors' benefit. This approach enables the Internal Revenue Service to distinguish the tax treatment of conversion transactions from the tax treatment of acquisitive transactions in which mutual companies acquire stock companies. See Paulsen v. Com'r, 469 U.S. 131 (1985); Rev. Rul. 69-6 1969-1 C.B. 104.

     The Internal Revenue Service has extended the holding of Rev. Rul. 80-105 to transactions similar to the one contemplated by the Bank and the Company, in which a conversion from mutual to stock form occurs simultaneously with the creation of a holding company. See e.g. private letter rulings numbered 9140014 and 9144031. While these rulings have no precedential value, they do indicate the current views of the Internal Revenue Service on the issues presented. Hanover Bank v. U.S., 369 U.S. 672, 686 (1962).


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Board of Directors
April 28, 1999
Page 5


     In our opinion and based on your Representation Letter, the conversion of the Bank from a federally chartered mutual savings bank to a federally chartered stock savings bank, and the sale of its capital stock to the Company, will constitute a reorganization within the meaning of Section 368(a)(1)(F) of the Code because the transaction represents a mere change in the form of organization of a single corporation. There will be no change in the Bank's business or operations, nor in its loans and deposits, all of which will become loans and deposits of the converted savings bank. The only significant difference between the assets of the Bank before and after the Conversion will be the infusion of new capital. An infusion of capital occurs in all conversion transactions, however, and had no effect upon the Internal Revenue Service's analysis in Rev. Rul. 80-105. The ownership rights of the depositors of the mutual savings bank, which have nominal value, will be preserved through their interests in the liquidation account in the converted savings bank. This account will be substantially the same as the liquidation account described in Rev. Rul. 80-105.

     Because the Bank's change in form from mutual to stock ownership will constitute a reorganization under Section 368(a)(1)(F) of the Code, and neither the Bank nor the Company will recognize any gain or loss as a result of the Conversion pursuant to Section 361 of the Code and Rev. Rul. 80-105, it is also our opinion that (1) no gain or loss will be recognized by the Bank or the Company upon the purchase of the Bank's capital stock by the Company; (2) no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders upon the issuance to them of deposit accounts in the Bank in its stock form plus their interests in the liquidation account in exchange for their deposit accounts in the Bank; (3) assuming the non-transferable subscription rights to purchase Company Common Stock have no value, the tax basis of the depositors' deposit accounts in the Bank immediately after the Conversion will be the same as the basis of their deposit accounts immediately prior to the Conversion; (4) assuming the non-transferable subscription rights to purchase Company Common Stock have no value, the tax basis of each Eligible Account Holder's and Supplemental Eligible Account Holder's interest in the liquidation account will be zero; and (5) the tax basis to the stockholders of the Common Stock of the Company purchased in the Conversion will be the amount paid therefor, and the holding period for such shares will begin on the date of consummation of the Conversion if purchased through the exercise of subscription rights and on the date after the day of purchase if purchased in the Community Offering.

     It is further our opinion that the Eligible Account Holders and Supplemental Eligible Account Holders will recognize gain, if any, upon the issuance to them of withdrawable savings accounts in the Bank following the Conversion, interests in the liquidation account and non-transferable subscription rights to purchase Company Common Stock in exchange for their savings accounts and proprietary interests in the Bank, but only to the extent of the value, if any, of the subscription rights.

     The opinions expressed above are limited to the material income tax consequences of the Conversion under the Subject Laws. Further, our opinions are based on research of the Code,


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Board of Directors
April 28, 1999
Page 6


applicable Treasury Regulations, current published administrative decisions of the Internal Revenue Service, existing judicial decisions as of the date hereof, and your Representation Letter. No assurance can be given that legislative, administrative or judicial decisions or interpretations may not be forthcoming that will significantly change the opinions set forth herein. We express no opinions other than those stated immediately above as our opinions. We hereby consent to the filing of this opinion as an exhibit to the Company's Registration Statement and the Bank's Application for Conversion.

                                           Very truly yours,

                                           ELIAS, MATZ, TIERNAN & HERRICK L.L.P.



                                           By: /s/ Gerald F. Heupel, Jr.
                                               ---------------------------------
                                               Gerald F. Heupel, Jr., a Partner